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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

     This Agreement is entered into by Saket Chadda (hereinafter referred to as "Employee") and SpeedFam-IPEC, Inc., on behalf of itself, subsidiaries, affiliates, predecessors, agents, and employees (hereinafter referred to as "Company" or "Employer").

     1. Term of the Agreement. The term of this Agreement (the "Term") shall commence on April 9, 2001, and shall continue in effect through April 8, 2003, after which time you shall be employed at will, with both you and the Company having the right to terminate the employment for any reason.

     2. Position. You will be employed in the position of Chief Technical Officer and Vice President, Process Engineering for the CMP Group.

     3. Compensation. The Company shall, at a minimum, pay an annual base salary of $200,000, less customary deductions. The Company shall also provide any benefit or compensation plan, investment or retirement plan, life insurance plan, health-and-accident plan or disability plan, vacation and leave policies that are applicable to other executives of the Company. The Company reserves the right to change Employee salary and benefits on the same terms as other executives.

     4.   Termination of Employment.

     (a) During the two-year term of this Agreement, if the Company terminates your employment for reasons other than "Disability" or "Cause" as defined below, Employee will be paid severance in an amount equal to one (1) year's salary in a lump sum payment less applicable payroll taxes on the next payroll date following date of separation.

     (b) Disability. "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties with the Company for a period of 180 days, as determined by an independent physician selected by the Company and reasonably acceptable to you.

     (c) Cause. Termination of your employment by the Company for "Cause" shall mean termination upon (i) your continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to Disability) after a written demand for substantial performance is delivered to you by the company, which demand specifically identifies the manner in which the company believes that you have not substantially performed your duties, (ii) your dishonesty, conflict of interest, theft, embezzlement, misappropriation of company assets, diversion of Company business opportunities, or breach of your duties of loyalty to the Company, or (iii) you shall have been guilty of any act or acts constituting a felony, or shall have violated any provision of any confidentiality, nondisclosure, assignment of invention, non-competition or similar agreement entered into by you in connection with your employment by the Company. For purposes of this subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.




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     (d)  If separation occurs as a result of Change of Control or Constructive
Termination as defined below, Employee will be paid severance in an amount equal to one (1) year's salary in a lump sum payment less applicable payroll taxes on the next payroll date following date of separation. In addition, all unvested stock options awarded to the Employee pursuant to the Company's stock option plans shall immediately vest in full to the Employee, provided that such stock options shall be exercisable only within ninety (90) days from such vesting.

     (e) Change of Control. "Change of Control" shall be deemed to have occurred upon (i) a business combination, including a merger or consolidation, of the Company as a result of which the shareholders of the Company prior to the combination do not continue to own, directly or indirectly, at least fifty-one percent (51%) of the equity of the combined entity; or (ii) a sale, transfer, or other disposition in one or more transactions (other than in transactions in the ordinary course of business or in the nature of a financing) of the assets or earning power aggregating more than forty-five percent (45%) of the assets or operating revenues of the Company to any person or affiliated or associated group of persons (as defined by Rule 12b-2 of the Exchange Act in effect as of the date hereof); or, (iii) the liquidation of the Company; or, (iv) one or more transactions which result in the acquisition by any person or associated group of persons (other than the Company, any employee benefit plan whose beneficiaries are employees of the Company or any of its subsidiaries) of the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, in effect as of the date hereof) of forty percent (40%) or more of the Common Stock of the company or securities representing forty percent (40%) or more of the combined voting power of the voting securities of the company, provided such affiliated persons owned less than forty percent (40%) prior to such transaction or transactions; or (v) the election or appointment, within a twelve (12) month period, of any person or affiliated or associated group, or its or their nominees, to the Board of Directors of the Company, such that such persons or nominees, when elected or appointed, constitute a majority of the Board of Directors of the Company and whose appointment or election was not approved by a majority of those persons who were directors at the beginning of such period or whose election or appointment was made at the request of an Acquiring Person. An "Acquiring Person" is any person who, or which, together with all affiliates or associates of such person, is the beneficial owner of twenty percent (20%) or more of the Common Stock of the Company then outstanding, except than an Acquiring Person does not include the company or any employee benefit plan of the Company or any of its subsidiaries or any person holding Common Stock of the company for or pursuant to such plan. For the purpose of determining who is an Acquiring Person, the percentage of the outstanding shares of the Common Stock of which a person is a beneficial owner shall be calculated in accordance with Rule 13d-e of the Exchange Act.

     (f) Constructive Termination. "Constructive Termination" means the voluntary termination of employment by the Employee following a Change of Duties following a Change of Control.

     (g) Change of Duties. "Change of Duties" means; (i) significant reduction in the nature or scope of the Employee's authority or duties from those immediately prior to the date on which a Change of Control occurs; (ii) a reduction in the Employee's base annual salary, other than as provided in paragraph 3; (iii) exclusion from any incentive or benefit program from which the Employee was previously eligible, and which other executives with comparable duties participate in; or, (iv) a change in location of the Employee's principal place of employment by more than fifty (50) miles.

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     (h)  Notice of Separation. Notification of Employee's intent to terminate employment with Company shall be communicated by a written Thirty-Day Notice of Separation to the Company. During this thirty-day period between notification and actual separation, Employee is expected to continue performance of duties on a full-time basis.

     5. Non-Disclosure/Restricted Covenants. Employee agrees that all financial data, customer lists, plans, contracts, agreements, literature, manuals, catalogs, brochures, books, records, computer files applications, maps, correspondence, and other materials furnished or made available to the Employee by the Employer, or any of its clients, or created, prepared or secured through the efforts of the Employee, relating to the business conducted by the Employer, whether or not containing any confidential information, are and shall remain the property of the Employer, and the Employee agrees to deliver all such materials, including all copies thereof, to the Employer upon termination of the Employee's employment hereunder. Upon separation, other than as expressly directed by the Employer, Employee shall never, directly or indirectly, sell, use, disclose, lecture upon, or publish data or information containing or relating to any confidential information or technology of the Employer, unless Employee had such confidential information or technology in his possession prior to employment by Company. In exchange for Employee's employment and the additional consideration provided hereunder, for a period of one (1) year after separation date, the Employee agrees that he will not (i) own or have any interest, directly or indirectly, in or act as an officer, director, agent, employee, or consultant of, or assist in any way or in any capacity, any person, firm association, partnership, corporation, or other entity which sells or provides products or services in competition with the Employer anywhere within the world where any confidential information acquired by the Employee would reasonably be considered advantageous to such other competing entity; or (ii) directly or indirectly entice, induce, or in any manner influence any person who is, or shall be, in the service of the Employer to leave such service for the purpose of engaging in business or being employed by or associated with any person, form, association, partnership, corporation, or other entity which is in competition with the Employer. In the event that any court shall finally hold that the time or territory or any other provision of this Paragraph constitutes an unreasonable restriction against the Employee, the Employee agrees that the provisions hereof shall not be rendered void but shall apply as to such time, territory, and other extent as such court may determine to be a reasonable restriction under the circumstances involved.

     6.   Miscellaneous.

     (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona.

     (c) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     (d)  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     (e) The term of this Agreement or its termination provisions shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     If this document sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

SPEEDFAM - IPEC


By: /s/ RICHARD J. FAUBERT
   ------------------------------
Richard Faubert
CEO and President


ACCEPTED AND AGREED TO
as of this 24th day of April, 2001.
           ----        -----


By: /s/ SAKET CHADDA
   ------------------------------
    Saket Chadda




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